Exhibit 10.29

Re:    Temporary Relocation to Chicago – Amended and Restated Agreement
Dear Sean:
This Agreement entered into by and between Amalgamated Bank (“AMAL”) and Sean Searby (“you”, “your”) confirms the terms of our agreement concerning your temporary relocation to Chicago (the “Relocation”).
1.You will be temporary relocated from the NYC corporate headquarters to the Amalgamated Bank of Chicago (“ABOC”) location to provide executive presence and manage the integration of ABOC into AMAL. This change will be effective December 30,2021. You will continue to report into Priscilla Sims Brown, CEO.
2.The Bank will pay $15,000 in the first payroll following the execution of this Agreement for relocation expenses including your round trip travel to locate an apartment and relocating your household items.
3.The Bank will also provide you a housing stipend of $45,000 annually paid in $1,730.77 per biweekly paycheck during the Relocation.
4.Airfare for one to two trips to New York City, at the discretion of Ms. Sims Brown, shall be reimbursed.
5.You and AMAL agree that the terms and conditions of this agreement shall be maintained in confidence, except that either party may make such disclosures as are required by law, requested by a regulatory agency or authority, or necessary to enforce the terms of this agreement or for accounting or tax purposes.
6.You will return to the NYC corporate headquarters within the 2022 fiscal year, as requested by Ms. Sims Brown. Upon your return and unless otherwise approved by Ms. Sims Brown, you will receive the following on an expense basis: roundtrip travel (not to exceed $1,000), relocation of your household items (not to exceed $20,000), broker fees (not to exceed $5,000), other fees including required deposit (not to exceed $10,000) The $45,000 annual housing stipend is not renewable. Any reasonable and applicable lease breakage fees will be reimbursed by AMAL.
7.All payments described herein (the “Relocation Expense Reimbursement”) shall be less applicable statutory deductions and authorized withholdings.
8.For a period of two years, AMAL agrees to forgive any repayment due to AMAL under this Agreement unless you resign voluntarily or are terminated for cause, at which point you agree to repay the Relocation Expense Reimbursement in full. You agree that any repayment due AMAL under this Agreement may be deducted to the extent permitted by law from any amounts due to you from AMAL at the time of employment termination, including wages, accrued vacation pay, incentive compensation payments, bonuses and commissions, and hereby expressly authorize such deductions.
9.Relocation Expense Reimbursement is specific to the terms of this Agreement and shall not be used to establish any precedent now or in the future.
Searby Relocation Agreement

10.The Relocation Expense Reimbursement is not part of or in lieu of any normal or expected compensation, including any special bonuses or awards for the integration of ABOC or any other special projects.
11.This agreement constitutes the entire agreement between AMAL and you with respect to your relocation to and fully supersedes and extinguishes any prior agreements, contracts or understandings concerning your relocation. No other agreement, verbal or otherwise, shall be binding as between the parties unless it is in writing and signed by the party against whom enforcement is sought. You also acknowledge that you have not relied on any representations, promises or agreements of any kind made in connection with your decision to sign this agreement, except for those set forth in this agreement.
12.Your employment by Amalgamated Bank will continue to be on an at will basis, meaning that Amalgamated Bank will remain free to terminate you at any time with or without cause, and you will remain free to terminate your employment with the Bank at any time with or without cause.
13.This agreement shall be governed, construed and interpreted under the substantive law of the State of New York, without regard to principles of conflicts of laws.
If the foregoing accurately reflects our understanding, please indicate your acceptance by signing the attached copy of this letter in the space indicated and returning it to me.
Sincerely,

Tye Graham
Human Resources Director

Accepted and Agreed to:
/s/ Sean Searby
____________________________
    Sean Searby

Dated: 3/10/2022
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